Energy Transfer                                        Southern Union Company

ENERGY TRANSFER AND SOUTHERN UNION ANNOUNCE FILING OF SETTLEMENT WITH MISSOURI PUBLIC SERVICE COMMISSION AND MAILING OF MERGER CONSIDERATION ELECTION MATERIALS AND RELATED DEADLINE

DALLAS and HOUSTON, TEXAS — February 17, 2012 — Energy Transfer Equity, L.P. (NYSE:ETE) (“ETE”) and Southern Union Company (NYSE: SUG) (“Southern Union”) today announced that they have filed with the Missouri Public Service Commission (the “Commission”) a Stipulation and Agreement (the “Stipulation”) among Southern Union, ETE and the Commission Staff.  Pursuant to the Stipulation, the parties recommend that the Commission issue an order finding that, subject to the conditions therein, the merger of Sigma Acquisition Corporation, a wholly-owned subsidiary of ETE, with and into Southern Union is not detrimental to the public interest and authorizing the undertaking of such merger and related transactions.  Southern Union will survive the merger as a wholly-owned subsidiary of ETE.  The Office of Public Counsel has indicated that it does not oppose the Stipulation.  Southern Union and ETE have requested that the Commission consider the Stipulation expeditiously.

Southern Union and ETE further announced that all of the documents necessary for Southern Union stockholders to make a merger consideration election in connection with the companies’ proposed merger are being mailed on February 17, 2012 to Southern Union stockholders of record as of February 10, 2012.  The companies also announced that the election deadline for Southern Union stockholders to make merger consideration elections is currently expected to be 5:00 p.m., Eastern Time, on March 19, 2012 (or such other later date as ETE and Southern Union shall agree).

Southern Union stockholders of record wishing to make an election regarding the form of consideration they would prefer to receive must deliver prior to the election deadline to Computershare Trust Company, N.A., the exchange agent for the merger, the following: properly completed election forms and letters of transmittal, together with either their (i) stock certificates or confirmation of book-entry transfer, as applicable, or (ii) properly completed notices of guaranteed delivery.  ETE and Southern Union will publicly announce the election deadline at least five business days prior to such deadline, but Southern Union stockholders are encouraged to return the election forms and letters of transmittal as promptly as practicable.  Up-to-date information regarding the election deadline may be obtained by calling Innisfree M&A Incorporated (“Innisfree”), the information agent for the merger, at (877) 825-8906 (toll-free) or (212) 750-5833 (collect).

The merger was overwhelmingly approved by a vote of Southern Union stockholders at a special meeting on December 9, 2011.  ETE and Southern Union are working towards completing the merger promptly, subject to receipt of approval of the Commission as described above and satisfaction of other usual and customary closing conditions. However, no assurance can be given as to when, or whether, the merger will be completed.

Under the merger agreement, Southern Union stockholders may elect to exchange each outstanding share of Southern Union common stock for either $44.25 in cash or 1.00x ETE common unit. The maximum cash component is 60% of the aggregate merger consideration and the common unit component can fluctuate between 40% and 50%. Elections in excess of either the cash or common unit limits will be subject to proration.

An election for ETE common units will be deemed to have been made for any Southern Union shares for which no effective election has been made by the election deadline. After Southern Union stockholders have submitted their election forms and letters of transmittal to the exchange agent, they will not be able to trade their shares of Southern Union common stock unless their elections are properly revoked prior to the election deadline.

About Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE:ETP) and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners LP (NYSE:RGP) and approximately 26.3 million RGP limited partner units. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

About Southern Union Company (NYSE:SUG), headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. Southern Union owns and operates one of the nation’s largest natural gas pipeline systems with more than 20,000 miles of gathering and transportation pipelines and one of North America’s largest liquefied natural gas import terminals, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts. For further information, visit www.sug.com.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the proposed transaction described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management teams of ETE or Southern Union. Among those is the risk that conditions to closing the transaction are not met or that the anticipated benefits from the proposed transaction cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission (the “SEC”) by ETE and Southern Union. Neither ETE nor Southern Union undertakes any obligation to update or revise any forward-looking statement to reflect new information or events.

Energy Transfer Equity

Investors:
Energy Transfer Equity
Brent Ratliff
(214) 981-0700

Media:
Brunswick Group
Steve Lipin / Mark Palmer
(212) 333-3810 / (214) 459-8181

Granado Communications Group
Vicki Granado
(214) 599-8785

Southern Union

Investors:
Adar Zango
Vice President, Investor Relations
212-659-3208

Media:
John P. Barnett
Director of External Affairs
713-989-7556

Additional Information

In connection with the proposed merger, ETE filed with the SEC a Registration Statement on Form S-4 that included a proxy statement/prospectus. The Registration Statement was declared effective on October 27, 2011. Southern Union mailed the definitive proxy statement/prospectus to its stockholders on or about October 27, 2011 and again on February 17, 2012. Investors and security holders are urged to carefully read the definitive proxy statement/prospectus because it contains important information regarding ETE, Southern Union and the merger.

Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by ETE and Southern Union with the SEC at the SEC’s website, www.sec.gov. The definitive proxy statement/prospectus and such other documents relating to ETE may also be obtained free of charge by directing a request to Energy Transfer Equity, L.P., Attn: Investor Relations, 3738 Oak Lawn Avenue, Dallas, Texas 75219, or from ETE’s website, www.energytransfer.com. The definitive proxy statement/prospectus and such other documents relating to Southern Union may also be obtained free of charge by directing a request to Southern Union Company, Attn: Investor Relations, 5051 Westheimer Road, Houston, Texas 77056, or from the Company’s website, www.sug.com.